August , 2020

Jamie Haenggi
15247 SW 130 Street
Rose Hill, KS 67133

Re:    Enphase Energy, Inc. Board of Directors

Dear Jamie,
It is my sincere pleasure to recommend that the Board appoint you as a member of the Board of Directors (the “Board”) of Enphase Energy, Inc. (the “Company”).
As a Board member, you will participate in regularly scheduled and special Board meetings, which are expected to occur approximately four to six times per year, participate in conference calls of the Board, participate in committee meetings as appropriate, meet or otherwise periodically confer with Company executives, and provide assistance to the Company’s executive team with occasional meetings, conference calls and advice on an as-needed basis.
In connection with your appointment to the Board, you will receive a $50,000 annual retainer, paid quarterly at the end of each calendar quarter.
In connection with your appointment to the Board, you will receive an initial grant of Restricted Stock Units (RSUs) under the Company’s 2011 Equity Incentive Plan (the “Plan”) equivalent to a pro-rated amount of the annual target value of $250,000, namely $187,500 for your anticipated actual service during the period from August 2020 to May 2021, rounded down for any partial share. The shares will vest quarterly on the 15th of November, February, and May in equal installments. In addition, on the date of each annual stockholders’ meeting, you will automatically receive an RSU grant with a value of $250,000 (calculated using the closing price of the Company’s common stock on the date of grant), vesting quarterly over twelve months, on the 15th of August, November, February, and May. In the event your service on the Board terminates for any reason, all unvested shares will terminate in accordance with the Plan. All awards granted will be governed by the terms and conditions of the Plan.
The foregoing cash and equity compensation will be in lieu of any compensation otherwise owed to you under the Company’s non-employee director compensation policy, unless otherwise later determined by the Board or the Compensation Committee.
As a member of the Board, the Company will reimburse you for reasonable travel and other expenses to attend Board meetings.
You are not an employee or agent of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes or other withholdings. Any taxes shall be solely your responsibility.
In your capacity as a director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. You acknowledge that as a result of your service as a director you will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates (including but not limited to its stockholders). During and after your service with the Company, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates. You also represent and warrant that you have the full right and power to enter into and perform the terms and conditions in this letter agreement and there is no other existing contract or duty on your part inconsistent with the terms of this letter agreement (including, but not limited to, any conflict of interest policy).

47281 Bayside Pkwy, Fremont, CA 94538
(877) 797-4743

You will be entitled to indemnification for your services as a Board member in accordance with the Company’s standard form of indemnification agreement. Your relationship with the Company as a director shall be governed by the Company’s Bylaws as amended from time to time and any such other agreements that you and the Company enter into from time to time.
This letter constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of the Company. We look forward to your favorable reply and to a productive future relationship.
Sincerely,

Enphase Energy, Inc.

By: /s/ Badri Kothandaraman
Badri Kothandaraman
President and Chief Executive Officer

Acknowledged and Agreed:

By: /s/ Jamie Haenggi
Jamie Haenggi

47281 Bayside Pkwy, Fremont, CA 94538
(877) 797-4743